Exhibit 23.1

CONSENT OF GEOLOGICAL SUPPORT SERVICES, LLC

CONSENT OF GEOLOGICAL SUPPORT SERVICES, LLC

We hereby consent to the incorporation by reference of any reports concerning reserves and other analyses performed by us in our capacity as an independent consultant to USCorp (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K and for the year ended September 30, 2009 and any registration statements or prospectuses to be filed in connection with the sale or resale from time to time of securities of the Company, or amendments or supplements thereto; and in any amendment to any registration statements or prospectuses.

We also consent to the reference to us under the headings “Consultants” and “Experts” in any of the aforementioned documents.

GEOLOGICAL SUPPORT SERVICES, LLC

/S/ Robert Cameron
Name: Robert Cameron
Title: President